UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 23, 2005 (November 21, 2005)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

Effective as of November 21, 2005, Momenta Pharmaceuticals, Inc. (the “Company”) became subject to a Second Amendment (the “Lease Amendment”) to that certain Sublease Agreement dated September 14, 2004 by and between Vertex Pharmaceuticals Incorporated, as sublandlord, and the Company, as amended by a First Amendment to Sublease dated September 7, 2005 (collectively, the “Sublease”), with respect to the premises located at 675 West Kendall Street, Cambridge, Massachusetts (the “Leased Premises”).

The Lease Amendment, among other things:  (i) increases the area of rented space under the Sublease by an additional 25,131 square feet located on the fifth floor of the Leased Premises effective April 1, 2006 and ending on April 30, 2011 at a base rental rate equal to $46.00 per square foot with a tenant allowance equal to $140.00 per square foot; (ii) extends the term of the Sublease with respect to approximately 20,000 square feet on the third floor of the Leased Premises from October 31, 2005 to March 31, 2006; (iii) accounts for the remeasurement of the rentable space under the Sublease located on the first and fourth floors of the Leased Premises, further increasing the area of rented space by an additional 8,323 square feet (as a result of remeasurement, the total area of rented space under the sublease will be 78,454 square feet effective April 1, 2006); and (iv) requires Vertex to pay the Company approximately $1.4 million in tenant improvement allowance.  The Company will be using the Leased Premises for both office and laboratory space.  During the period from effectiveness of the Lease Amendment through April 30, 2011, the Company’s aggregate base rent obligation for the Leased Premises will increase from $10.9 million to $18.7 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: November 23, 2005	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)